Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-121948 and 333-163455) and Form S-8 (Nos. 333-35621, 333-91783, 333-152032, 333-158870, 333-165978, 333-180400 and 333-187802) of GenCorp Inc. of our report dated February 11, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information discussed in Note 16, as to which the date is July 26, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated July 26, 2013.

/s/ PricewaterhouseCoopers LLP

Sacramento, California

July 26, 2013